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                                                                       EXHIBIT 8

                    [LETTERHEAD OF DECHERT PRICE & RHOADS]

                                                                 January 2, 1998

Board of Directors
AmeriSource Health Corporation
300 Chester Field Parkway
Malvern, PA  19355

  Merger of AmeriSource Health Corporation with and into McKesson Corporation
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Gentlemen:

     We have acted as counsel to AmeriSource Health Corporation, a Delaware corporation ("AmeriSource"), in connection with the merger (the "Merger") of AmeriSource with and into McKesson Corporation, Inc. a Delaware corporation ("McKesson"), pursuant to an Agreement and Plan of Merger, dated as of September 23, 1997 by and among McKesson, AmeriSource and Patriot Acquisition Corp., as amended (the "Merger Agreement"). This opinion is being delivered in response to your request for our opinion in with respect to certain Federal income tax consequences of the Merger.

     All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.

     The elements of the Merger are as follows:

     1. Pursuant to the Merger Agreement, AmeriSource will be merged with and into McKesson, and the shareholders of AmeriSource will receive, in exchange for each share of AmeriSource Common Stock, 1.42 shares of McKesson common stock, par value $.01 per share ("McKesson Common Stock", which reflects the two-for-one split of McKesson Common Stock
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Board of Directors
AmeriSource Health Corporation
January 2, 1998
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distributed January 2, 1998), together with associated preferred stock purchase rights issued under the Rights Agreement (the "Rights").

     2. No fraction of a share of McKesson Common Stock will be issued in the Merger. In lieu thereof, each holder of AmeriSource Common Stock who would otherwise be entitled to a fraction of a share of McKesson Common Stock will receive an amount of cash equal to the value thereof, determined with reference to the closing price of a share of McKesson Common Stock as reported on the New York Stock Exchange Composite Tape on the last full trading day immediately preceding the Closing Date.

     3. AmeriSource Common Stock held in AmeriSource's treasury ("Treasury Shares") will not be converted in the Merger, but rather will be canceled in the Merger.

     4. Holders of shares of AmeriSource Common Stock will have no dissenters rights in connection with the transaction.

     We have assumed the following facts to be true:

     (a) The fair market value of the McKesson Common Stock and other consideration received by each AmeriSource shareholder will be approximately equal to the fair market value of the AmeriSource Common Stock surrendered in exchange therefor.

     (b) The payment of cash in lieu of fractional shares of McKesson Common Stock is solely for the purpose of avoiding the expense and inconvenience to McKesson of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the shareholders of AmeriSource instead of issuing fractional shares of McKesson Common Stock will not exceed one percent of the total consideration that will be issued in the transaction to the shareholders of AmeriSource in exchange for their AmeriSource Common Stock. The fractional share interests of each AmeriSource shareholder will be aggregated, and no AmeriSource shareholder will receive cash in an amount equal to or greater than the value of one full share of McKesson Common stock.

     (c) There is no plan or intention by the shareholders of AmeriSource who own 5 percent or more of the aggregate value of AmeriSource Common Stock, and to the best of the knowledge of the management of AmeriSource, there is no plan or intention on the part of the remaining shareholders of AmeriSource to sell, exchange, or otherwise dispose of a number of shares of McKesson Common Stock received in the Merger that would reduce the AmeriSource shareholders' ownership of McKesson Common Stock to
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Board of Directors
AmeriSource Health Corporation
January 2, 1998
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          a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding AmeriSource Common Stock as of the same date. For this purpose, AmeriSource Common Stock exchanged for cash in lieu of fractional shares will be treated as outstanding.

     (d) McKesson has no plan or intention to reacquire any of its stock issued in the Merger.

     (e) AmeriSource is a holding company that does not directly conduct an active trade or business. AmeriSource's wholly-owned subsidiary, AmeriSource Corporation ("Operating Sub"), is engaged in the business of pharmaceutical distribution. McKesson intends to cause the assets of Operating Sub to be transferred to McKesson following the Merger as expeditiously as practicable in a transaction described in Section 381(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Following the Merger and the above-described transfer, McKesson will continue the historic business of Operating Sub.

     (f) Other than the proposed transfer of the assets of Operating Sub to McKesson following the Merger as described above, McKesson has no plan or intention to sell or otherwise dispose of the assets of AmeriSource or Operating Sub except for certain dispositions of redundant operations and dispositions made in the ordinary course of business.

     (g) McKesson, AmeriSource and the shareholders of AmeriSource will pay their respective expenses, if any, incurred in connection with the transaction.

     (h) There is no intercorporate indebtedness existing between McKesson and AmeriSource that was issued, acquired, or will be settled at a discount.

     (i) McKesson does not own, nor has it owned during the past five years, any AmeriSource Common Stock.

     (j) On the date of the Merger, the fair market value of the assets of AmeriSource will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     (k) AmeriSource is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.
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Board of Directors
AmeriSource Health Corporation
January 2, 1998
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     (l)  None of the compensation received by any shareholder-employees of
          AmeriSource will be separate consideration for, or allocable to, any of their AmeriSource Common Stock; none of the McKesson Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (m) McKesson and AmeriSource are entering into the Merger for good and valid business reasons.

     (n) Neither AmeriSource nor McKesson is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

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     This opinion is based on the facts and assumptions set forth above.  In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Merger Agreement, the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 of McKesson, as filed with the Securities and Exchange Commission (the "SEC") on November 19, 1997 and as amended by Amendment #1 filed with the SEC on January 2, 1998 (the "Proxy Statement") and such other documents as we have deemed necessary or appropriate as a basis for our opinion. This opinion assumes that the foregoing representations will be true and accurate as of the Effective Time of the Merger, as confirmed by the delivery of customary certificates of the management of AmeriSource and McKesson and certain AmeriSource shareholders prior to the Effective Time of the Merger. Where such statements and representations are or will be made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions. This opinion may not apply to AmeriSource shareholders who have received their shares as compensation for services rendered (for example, if the shares are substantially nonvested within the meaning of Section 83 of the Code or were acquired upon the exercise of incentive stock options under Section 422 of the Code).

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with
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Board of Directors
AmeriSource Health Corporation
January 2, 1998
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retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

                                     ******

     Based solely upon the foregoing, we are of the opinion that under current law for federal income tax purposes:

     (i)    The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, and AmeriSource and McKesson are parties to the reorganization;

     (ii) No gain or loss will be recognized by AmeriSource or McKesson as a result of the Merger;

     (iii) No gain or loss will be recognized by any shareholder of AmeriSource who receives solely shares of McKesson Common Stock in exchange for AmeriSource Common Stock pursuant to the Merger (except with respect to cash, if any, received in lieu of any fractional share interest of McKesson Common Stock).
For this purpose, the Rights will not be treated as a separate item of property received pursuant to the Merger.

     (iv) An AmeriSource shareholder's basis in his or her McKesson Common Stock received in the exchange is the same as the basis in AmeriSource Common Stock surrendered in exchange therefor (except to the extent that basis is allocated to a fractional share of McKesson Common Stock).

     (v) An AmeriSource shareholder's holding period for his or her McKesson Common Stock received in the Merger includes the period during which the AmeriSource Common Stock surrendered was held, provided the shareholder held such AmeriSource Common Stock as a capital asset on the date of the exchange.

     (vi) In the case of cash received in lieu of a fractional share of McKesson Common Stock, the shareholder will be treated as if the fractional share were received in connection with the Merger, and as if the fractional share were redeemed by McKesson, with the tax consequences of such redemption subject to the provisions of Section 302 of the Code.

                                    *******

     Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Merger or of any transactions related thereto. Except as set forth below, this opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 and to the reference to our
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Board of Directors
AmeriSource Health Corporation
January 2, 1998
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firm under "Legal Matters" and "Certain Federal Income Tax Consequences of the
Merger" in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons where consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

                                             Very truly yours,

                                             /s/ Dechert Price & Rhoads